Exhibit 10.1
Exhibit A to the Exclusive Licensing Agreement

                         EXCLUSIVE LICENSING AGREEMENT

This Exclusive Licensing Agreement ("Agreement") is made as of Oct. 8, 2002 by and between Biowell Technology Inc., a company duly incorporated and organized under the laws of Taiwan, Republic of China, ("ROC), having its principal office at 18F, No. 959, Chung-Cheng Rd., Chung-Ho City, Taipei County, Taiwan, 235 ROC, (hereinafter referred to as "Biowell") and Applied DNA Sciences, Inc., a corporation duly incorporated under the laws of the State of Nevada, United States of America with principal office at 9255 West Sunset Blvd. Suite 805, Los Angeles, California 90069, USA ("Licensee"), either or both of which is referred to as a "party" or the "parties.

                                    RECITALS

A. Biowell has developed various technologies and know-how including, without limitation, various DNA based anti-counterfeiting technologies ("Technology"), and owns the rights to patents and patent applications covering several aspects of this Technology. In addition Biowell possesses proprietary knowledge of the Technology. Biowell desires to license the right to manufacture Licensed Products for Licensee to manufacture Licensed Products in the Territory as defined in Exhibit 1 attached hereto using materials purchased from Biowell. Biowell also desires to sell various parts and components related to the Products to Licensee for Licensee to manufacture the Licensed Products. Biowell also desires to sell finished Biowell Products to Licensee.

B. Licensee desires to: (a) purchase materials to manufacture the Licensed Products itself for sale in the Territory; or (b) purchase finished Biowell Products from Biowell for resale in the Territory.

                                  DEFINITIONS

Unless the context requires otherwise, whenever used in this Agreement the following terms and expressions shall have the following meaning:

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"Agreement"  shall mean this  agreement  including  its  Exhibits,  as it may be amended from time to time by written agreement of both parties.

"Average Biowell Share Price" means the average closing price of Biowell common shares as reported on the relevant national market exchange for each of the [fifteen (15)] trading days immediately preceding the date of exercising the Biowell Option.

"Average Licensee Share Price" means the average closing price of Licensee common shares as reported on the relevant national market exchange for each of the [fifteen (15)] trading days immediately preceding the date of exercising the Licensee Option.

"Biowell   Option"   means  the  option   issued  to   Licensee  or  its  lawful
successor-in-interest by Biowell as further described in Section 4.

"Biowell Option Shares" means the number of shares of common stock in Biowell deliverable upon exercise of the Biowell Option, as adjusted from time to time.

"Biowell Products" means Products manufactured by Biowell.

"Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the city of Taipei and New York are authorized by law to close.

"Business Methods" mean business methods developed, licensed to, and/or owned by Biowell relating to the Technology and Products.

"Company" shall mean either Licensee or Biowell where relevant.

"Confidential Information" includes all information, whether written or oral, in whatever form disclosed, concerning any technologies, products, developments, business methods, business plans, marketing, investment, management, financial and other business affairs in connection with all matters relating to or arising out of this Agreement, including without limitation the Technology, the Business Methods and Know How.

"Customers" means any natural or legal person(s) or entities primarily solicited by Licensee under this Agreement in the Territory.

"Delivery Date" shall mean the date specified by Licensee in a Purchase Order on which a Product or Product Material is required to be delivered by Biowell to Licensee.

"Exercise Period" means the three calendar years immediately following the Effective Date of this Agreement.

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"Holder" means Licensee where Licensee is the holder of the Biowell Option or is offering to exercise the Biowell Option; and means Biowell where Biowell is the holder of the Licensee Option or is offering to exercise the Licensee Option.

"Intellectual Property Rights" shall mean:

         (a) patents, designs, utility models, design rights, copyrights, database rights, topography rights, trade or service marks (whether or not registered) or any similar rights in brands;

         (b) applications for any of the foregoing and the right to apply therefor in any jurisdiction;

         (c)      Know-How,  trade secrets and other  Confidential  Information;
                  and

         (d)      domain name registrations;

         (e) and all or any similar or equivalent rights arising or subsisting in any jurisdiction.

"Know-How" means all technical, operational and commercial Confidential Information (including but not limited to Confidential Information relating to product development, business plans, business models, marketing, and other business affairs of the disclosing party) required for the exploitation of Technology or related to the Products, and including such Confidential Information as may relate to any Intellectual Property therein.

"Maximum Licensee Shares" means 500,000 common shares in Licensee or Licensee's successor-in-interest.

"Maximum Biowell Shares" means 500,000 common shares in Biowell.

"Minimum Guarantee" shall mean the minimum quantity of business volume to be generated by Licensee on behalf of Biowell as further described in the attached
Exhibit 2.

"Product" means either Licensed Product or Biowell Product as the context requires, as specified in Exhibit 3 attached hereto.

"Product Materials" means any and all raw materials required to manufacture the Licensed Products for resale in the Territory.

"Purchase Order" shall mean an order for Biowell Products that Licensee submits and Biowell accepts. All Purchase Orders will be gathered and controlled by the terms of this Agreement unless otherwise agreed to in writing by Licensee and Biowell.

"Licensee Option" means the option issued to Biowell by Licensee as further described in Section 4.

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"Licensee Option Shares" means the number of shares of common shares in Licensee or Licensee's successor-in-interest deliverable upon exercise of the Licensee Option, as adjusted from time to time.

"Licensed Products" means Products as described in Exhibit 3 manufactured by Licensee incorporating Product Materials.

"Territory" means the territories specified in Exhibit 1.

                          1. Grant of Exclusive Right

1.1 Subject to the terms and conditions of this Agreement and for so long as Licensee is in compliance with all of its obligations hereunder, Biowell hereby grants an exclusive right for Licensee to: (a) manufacture the Products using only Product Materials purchased from Biowell or its authorized designees for resale in the Territory; and
         (b) resell the Products, either purchased from Biowell directly or manufactured by Licensee using Product Materials purchased from Biowell, in the Territory (collectively, "Exclusive License"). Licensee shall purchase Product Materials only from Biowell or its authorized designees. The parties understand that the exclusivity of the manufacturing arrangement requires that Licensee give an undivided priority of the highest loyalty to the Products in all business endeavours. No express or implied licenses of any type for the Technology shall be granted to Licensee.

1.2 Licensee may also purchase finished completed Biowell Products from Biowell for resell in the Territory under the procedures set forth in this Agreement.

1.3 Upon the terms specified in this section, Biowell shall license any new improvements, modifications or alterations related to the Products in this Agreement to Licensee ("New Improvement License"). Subject to the terms of this Agreement, Biowell shall also grant an exclusive license to market every new anti-fraud products developed by Biowell while this Agreement remains in effect ("New Product License"), Such New Product License shall remain exclusive for 365 calendar days after the date Licensee can actually sell the New Products in the Territory. In order to maintain the exclusivity of such New Product License in Licensee's Territory for the second calendar year, Licensee must provide Biowell with received gross order for such every New Products amounting to US$100,000.00 ("Minimum Guarantee for New Products") during the first calendar year. Licensee will need to increase its sales by 20% annually in years 2, 3, 4, and 5 in order to keep its exclusive license for any new products at which point t hese products will fall into the same category and conditions placed on the original licensed product line.

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1.4      Support.  Biowell shall provide  reasonable  telephonic  and electronic mail ("e-mail") support to Licensee on an as needed basis, during Biowell's regular business hours. Biowell shall appoint a liaison to communicate with Licensee, and Licensee shall funnel its inquiries through such appointed liaison so as to minimize any disruption to the staff of Biowell. Licensee agrees to provide Biowell with timely written notification containing specific details of problems to enable Biowell to diagnose such problems.

1.5 Professional Guidance Licensee wishes to build lab(s) in its Territory, at its own cost, for the purpose of analyzing, testing and/or manufacturing Licensed products, and Biowell agrees at its own discretion and at Licensee's cost, to assist Licensee by providing Licensee with reasonable professional guidance, technical support and training; the terms and conditions of which guidance, support and training will be subject to the written agreement of the parties.

                                    2. Term

2.1 Unless terminated in accordance with the terms of this Agreement, this Agreement shall be effective as of the date of execution of this Agreement, and shall remain in effect for five calendar years following the execution of this Agreement ("Initial Term"). In the event that Licensee complies with all of the Minimum Guarantee targets described in Exhibit 2, this Agreement shall be automatically renewed for five calendar years following the Initial Term ("Second Term"). If during the Second Term, Licensee fails to fully comply with the Minimum
         Guarantee target set forth on paragraph (e) of Exhibit 2 in any calendar year during such Second Term, then Licensee shall forfeit its Exclusive License and Biowell reserves the right to terminate this Agreement with immediate effect by giving written notice to Licensee. Licensee reserves the right to remain as the non-exclusive Licensee with the term and conditions to be determined by both parties.

2.2 Biowell can not sell Products to Customers of the Licensee without Licensee's prior consent and without paying licensee its fee and without written consent by the licensee for the term of this agreement and for 1 (one) year following the expiration or termination of this Agreement, on condition that non-exclusive License Agreement is in effect. Introducing any new Products to these Customers may only be done with written consent by the Licensee and shall be done on such terms as are mutually agreed by both Licensee and Biowell.

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2.3      NON  CIRCUMVENTION.  In the event of circumvention of this agreement by either party directly or indirectly; the circumvented party shall be entitled to a legal monetary penalty equal to the maximum benefit it should realize from such a transaction affected by such breach plus any and all expenses including but not limited to all legal costs and expenses incurred to recover the lost revenue.

2.4 In the event of termination not attributable to Licensee Biowell will have the responsibility to continue to honor this Agreement with Licensee in respect of assisting Licensee to fulfill any outstanding agreements with Customers of the Licensee. In the event of termination, Biowell will have the responsibility to continue to honor any outstanding agreements with customers of the Licensee and must pay Licensee or designee it's fees for the life of the relationship with this customer as the non-exclusive Licensee unless the parties have mutually agreed to end this relationship at which time Biowell will not be required to pay Licensee a fee to service the customers. Biowell only has a right to work with customers of Licensee that are under contract all others on the contact list provided by Licensee may not be contacted for a period of one year following any termination of this agreement.

                              3. Price and Payment

3.1 In consideration for receiving the Exclusive License for the Initial Term, Licensee shall issue or cause to be issued to Biowell one million five hundred thousand shares (1,500,000 shares) of the new publicly listed company following the proposed merger with ADNAS. This consideration will satisfy the royalty for the Initial Term of the Exclusive License and will be rendered to Biowell within 60 days after the closing of the proposed merger with a public company and such shares shall be non-refundable by Biowell under any circumstances. If for any reason, such as inability to obtain necessary government or third party approvals for the issuance contemplated in this Section, Biowell is unable to obtain such share issuance or is only able to obtain a portion of such share issuance within six (6) months following the execution of this Agreement, Biowell may terminate this Agreement. Full and timely fulfillment of its obligation concerning the above mentioned consideration shall entitle Licensee to receive such training sessions and written materials from Biowell related to Biowell Products, as Biowell in its sole discretion shall decide to provide. Biowell reserves all Intellectual Property Rights in any materials provided in such training.

3.2 Biowell agrees to negotiate the terms and to abide by a leak out agreement and conditions of a standstill agreement with Licensee. Upon acceptance of such terms and conditions by both Parties, Biowell shall execute such standstill agreement and shall agree not to sell its

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         shares  obtained under this agreement for a period of one calendar year after the expiration of the standstill period. Biowell agrees that if it decides to sell such shares, then each such transaction shall be subject to Rule 144 until Biowell's position is outside of Rule 144 and Biowell has decreased it's ownership in ADNAS below 10% at which time Biowell agrees to abide by a leak out not to exceed gross selling of 5% of the previous months trading volume. This stand still /leak out agreement will apply to any designee, assignee or successor that may gain ownership of said shares secured by Biowell under the terms or conditions of this Agreement.

3.3 The prices charged by Biowell for the Biowell Products and Product Materials shall be those set forth as Exhibit 4. All prices are FOB (Taiwan, ROC) and payment to Biowell from Licensee shall be due thirty calendar days after delivery of the relevant Biowell Products and Product Material to the carrier for shipment to Licensee. Prices are exclusive of costs of transportation, insurance, taxes, customs, duties, landing, storage and handling fees, and/or documents or certificates required for exportation or importation, which will be separately itemized and billed to Licensee in accordance with this
         Section 3.3. Both Parties agree to negotiate a fee for Biowell Product and Product Materials that will make the Licensee very competitive in the Territory with any other potential competition that may arise over the period. This competitive rate should not be increased more than the previous calendar years published inflation rate in the United States or 10 percent, whichever is higher without the consent b by the Licensee.

3.4 No amounts payable to Biowell pursuant to the Agreement may be reduced due to counterclaim, set-off, adjustment or other right which Licensee may have against Biowell unless the Licensee has received defective product at which time Biowell will be obligated to rectify this situation in accordance with the relevant terms of this Agreement. Any payment not made within the due date specified in each relevant Purchase Order shall bear interest at a rate equal to the rate specified in the relevant Purchase Order affected by the late payment.

3.5 Security. Biowell reserves the right to request from the Licensee a cash deposit or letter of credit in a form to be approved by Biowell and issued by a bank acceptable to it in an amount not exceeding the total credit extended by Biowell for each Purchase Order, provided that Biowell reserves the right to obtain an increase in the amount of the letter of credit in its sole discretion (the "Letter of Credit"). Licensee agrees to continuously renew or replace the Letter of Credit, as necessary, to keep it in effect during the term of Biowell's extension of credit to Licensee under any Purchase Order and shall within ten (10) Business Days of any draw down on the Letter of Credit by Biowell, replenish any amounts drawn down so that the amount of the Letter of Credit never falls below the amount set forth in this Section, as the same may be increased pursuant to this Section. Nothing contained herein shall limit or be interpreted to limit Biowell's right.

                      4 Option and Subscription of Shares

4.1 Subject to obtaining the necessary corporate, third party and government approvals, including without limitation, the approval by the Securities and Futures Commission and the Investment Commission of the ROC, Licensee may subscribe for new shares of common stock issued by Biowell in an amount up to the Maximum Biowell Shares under the Biowell Option granted to Licensee under this Section 4. Biowell agrees to make such shares available to Licensee by any lawful means possible.

4.2 Grant of Licensee Option. For value received in the form of the mutual grant of warrants between the parties, Licensee hereby irrevocably grants to Biowell the Licensee Option as of the Effective Date of this Agreement (the "Option Issue Date"). Subject to the terms and conditions hereinafter set forth, Biowell is entitled, upon delivery of the Licensee Option at the principal office of Licensee (or at such other place as Licensee shall notify the Holder hereof in writing) in accordance with this Section 4, to purchase from Licensee such number of Licensee Option Shares up to the Maximum Licensee Shares at the strike price of US$ 2 per share or 20% below the Average Licensee Share Price, which ever is lower. The number of shares of Licensee Option Shares issuable pursuant to this Section 4.2 shall be subject to adjustment pursuant to this Agreement.

4.3 Grant of Biowell Option. For value received in the form of the mutual grant of warrants between the parties, Biowell hereby irrevocably grants to Licensee or its lawful successor-in-interest the Biowell Option as of the Effective Date of this Agreement (the "Option Issue Date"). Subject to the terms and conditions hereinafter set forth, Licensee is entitled, upon delivery of the Biowell Option at the principal office of Biowell (or at such other place as Biowell shall notify the Holder hereof in writing) in accordance with this Section 4, to purchase from Biowell such number of Biowell Option Shares up to the Maximum Biowell Shares at the strike price of US$ 3 per share or 20% below the Average Biowell Share Price, which ever is lower. The number of shares of Biowell Option Shares issuable pursuant to this Section
         4.2 shall be subject to adjustment pursuant to this Agreement.

4.4 Both Biowell and Licensee shall use good faith and fair dealing to negotiate the standard industry terms and conditions for piggy back registration rights relating to their respective Option shares and the underlying shares, where permitted under the local laws.

4.5 Exercise Period of Option. The Licensee Option and Biowell Option shall be exercisable, in whole or in part, from their respective Option Issue Date and shall terminate at 5:00 p.m. Taipei time on the Business Day immediately following the end of the Exercise Period.

4.6 Method of Exercise of Option. While the option of either Parties remain outstanding and exercisable in accordance with this Section 4, the respective Holder of such Option may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

         (a) the surrender of the respective Option, together with a duly executed copy of the form of Notice of Election attached hereto as Exhibit 5, to the secretary of the relevant company at its principal office ("Exercise Notice") at the address listed in this Agreement; and

         (b)      the payment to the relevant  company of an amount equal to the
                  relevant   exercise  price  for  the  relevant   shares  being
                  purchased.

4.6 Upon such delivery and payment, the Holder shall be deemed to be the Holder of record of the relevant Licensee Option Shares or Biowell Option Shares, as the case may be, notwithstanding that the stock transfer books of the relevant company shall then be closed or that certificates representing such shares shall not then be actually delivered to the Holder or that, to the extent permitted by law, the covenants undertaken in Exhibit 6 have not all been performed.

4.7 Covenants of Both Parties. Each Party hereby covenants to the other Party to undertake the activities listed in Exhibit 6, attached and made a part of this Agreement.

4.8 Representations & Warranties of Both Parties. Each Party hereby warrants and represents to the other Party that the matters stated in
         Exhibit 7 are substantially true and correct as of the date of this Agreement. In addition, Licensee represents and warrants to Biowell that it has the necessary ability and experience to carry out the obligations assumed by it under this Agreement with the highest standards of the industry. Licensee further warrants that by entering into this Agreement, it is not and will not be in breach of any express or implied obligation to any third party.

4.9 Adjustment of Shares. The number of and kind of shares purchasable upon exercise of the relevant option and the relevant option exercise price shall be subject to adjustment from time to time as follows:

         (a) Subdivisions, Combinations and Other Issuances. If the Company shall at any time prior to the expiration of the Exercise Period subdivide its common shares, by split-up or otherwise, or combine its common shares, or issue additional shares of its common shares as a dividend, the number of Shares issuable on the exercise of the relevant option shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the purchase price payable per share, but the aggregate purchase price payable for the total number of the relevant option shares purchasable under the relevant option (as adjusted) shall remain the same. Any adjustment under this Section 4.9(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

         (b) Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization, or change in the common shares of the relevant Company (other than as a result of a subdivision, combination, or stock dividend provided for in Section 4.9(a) above), then, as a condition of such reclassification, reorganization, or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of the relevant option to purchase, at a total price equal to that payable upon the exercise of the relevant option, the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization, or change by a Holder of the same number of shares of common stock as were purchasable by the Holder immediately prior to such reclassification, reorganization, or change. In any such c ase appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the purchase price per share payable hereunder, provided the aggregate relevant exercise price shall remain the same.

         (c) Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the relevant option, or in the relevant option exercise price, the Company shall promptly notify the Holder of such event and of the number of shares of the relevant option shares or other securities or property thereafter purchasable upon exercise of the relevant option.

         (d) No Impairment. The Company and the relevant Holder will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company or the Holder, respectively, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4.9 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Company and the Holder against impairment.

4.10 Issuance of Shares. The Company shall ensure that the relevant shares, when issued pursuant to the exercise of the relevant option, will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof. 4.11 Transfer of Option. Subject to compliance with applicable securities laws, the options granted hereunder and all rights (but only with all related obligations) hereunder are transferable in whole or in part by the Holder upon the prior written consent of the Company. The transfer shall be recorded on the books of the Company upon (i) the surrender of the relevant option, properly endorsed, to the Company at its principal offices, (ii) the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer and (iii) such transferee's agreement in writing to be bound by and subject to the terms and conditions of the relevant option. In the event of a partial transfer, the Company shall issue to the holders one or more appropriate new options.

                       5. Board of Advisor and Consultant

5.1 Dr. Sheu or his authorized nominee or Biowell will have the right to serve as Board of Advisor in Licensee, who will have right to receive notice of and participate in the meetings of the board of director of Licensee without voting powers.

5.2      Biowell  will  invite  a  nominee  of  Licensee  as  a  consultant   to
         participate meetings of the board of directors of Biowell without voting powers.

                            6. Licensee Obligations

6.1 Licensee will source, solicit, and attract potential customers in the Territory for purchasing Products either made by Licensee using Product Materials or purchased directly from Biowell and Licensee shall promote, market, and extend the sale of the Products in the Territory to potential customers in the Territory. Licensee shall not bind Biowell to any express or implied legal obligation with any third parties, including Licensee's customers, while Licensee is executing this Agreement. Licensee shall market, promote, and resell the Products on its own behalf and not as an agent or representative of Biowell.

6.2 Licensee will perform any and all post-sale servicing of any type for customers. Biowell shall not perform any support services to Licensee's customers unless both parties agree otherwise in writing.

6.3 If any dispute arises in the Territory involving Biowell under this Agreement, Licensee will use its best endeavors to limit the potential damages to Biowell that could be caused by the dispute. Further, Licensee will inform Biowell without undue delay of the nature of the dispute and comply with all reasonable directions of Biowell in relation thereto.

6.4 Licensee shall have the right to sub-license in its Territory in accordance with this Section 6.4. Specifically, Licensee shall have the right to authorize any third party to receive or utilize any benefit derived by Licensee under this Agreement. Each, such authorization or sub-licensing must be approved by Biowell and any resulting agreement must be co-signed by Biowell. Biowell shall be reasonable with any such request. Any new sub licensee shall comply in all respects with the same restrictions placed on Licensee by Biowell in the original license.

                                  7. Indemnity

7.1 Indemnity against any Third Party Claims. Each Party ("Indemnifying Party") will indemnify, defend, and hold the other Party, its officers, directors, agents, employees, and affiliates, ("Indemnity Parties") harmless from and against any and all liabilities, damages, losses, expenses, claims, demands, suits, fines or judgments, including reasonable attorney fees, costs and expenses incidental thereto, which may be suffered by, accrued against, charged to or recoverable from the Indemnity Parties, arising out of any third party claim. Promptly after receipt by the Indemnity Parties of a threat of any action, or a notice of the commencement or filing of any action against which the Indemnity Party may be indemnified hereunder, the Indemnity Party shall give written notice thereof to Indemnifying Party. Indemnifying Party shall have sole control of the defense and of all negotiations for settlement of such action. The indemnity provided herein shall not apply if the alleged claim arises from any action or inaction however attributable to Indemnity Parties.

          8. Product & Product Materials Ordering Procedure, Forecasts,
                         Change Orders, & Cancellation

8.1 Biowell, within the limitations contained in this Agreement, agrees to use best efforts to sell to Licensee, respectively, such quantities of Product and Product Materials as Licensee may order in accordance herewith.

8.2 Purchase of Products. Subject to the terms and conditions of this Agreement, Biowell hereby agrees to sell and Licensee agrees to purchase the Products and Product Materials during the term of this Agreement.

8.3      Licensee agrees to meet the relevant Minimum  Guarantee as set forth in
         Exhibit 2 attached to this Agreement for each relevant sales period described in Exhibit 2. Failure to meet the Minimum Guarantee on any single occasion constitutes a material breach of this Agreement permitting Biowell to terminate this Agreement after written notice has been given to the Licensee and the Licensee has been given 60 days to comply with the relevant Minimum Guarantee not met by Licensee by either making up the shortfall in cash payable to Biowell or new Purchase Orders in order to rectify any potential breach of this agreement.

8.4 Forecast. Approximately thirty (30) Business Days prior to the first calendar day of each calendar month during the term of this Agreement, Licensee will provide Biowell with a [six (6)] month binding forward-looking rolling forecast for internal planning requirements (the "Forecast"). Licensee shall provide the first of such Forecast three (3) months after the signing date of this Agreement.

8.5 Purchase Orders. Purchases shall be initiated by Licensee's written or electronically dispatched Purchase Orders referencing the quantity, the Product, applicable price, shipping instructions and requested Delivery Dates. All Purchase Orders for Products and Product Materials placed by Licensee hereunder shall be governed by the terms and conditions of this Agreement. In the event of a conflict between the provisions of this Agreement and the terms and conditions of Licensee's Purchase Order or Biowell's acknowledgement or other written or oral communications, the provisions of this Agreement shall prevail and any such conflicting terms and conditions are hereby rejected. Biowell shall use reasonable efforts to fill orders promptly, but shall not be liable for any damage to Licensee or any third party for failure to fill any orders, or for any delay in delivery or error in filling any orders. Biowell will use its best efforts to accept each Purchase Order issued by Licensee. Biowell will ship all Product within the Lead Time unless Licensee's Purchase Order specifically states a delivery schedule for Product different from such lead time and such delivery schedule is accepted in writing by Biowell.

8.6 Purchase Order Information. Purchase Orders issued by Licensee shall, to the extent necessary for Biowell to fulfill the terms thereof, include: (i) description of Products and Product Materials, (ii) quantity of Products and/or Product Materials, (iii) price per unit of Products and Product Materials (iv) total order price, (v) Delivery Date, and (vi) delivery location. Except as otherwise explicitly provided in this Agreement, any changes to or rescheduling of an accepted Purchase Order must be mutually agreed and incorporated into a written Change Order referencing the original Purchase Order.

8.7 Confirmation. Within five calendar days of its receipt of the Purchase Order, Licensor must send written notice to LICENSEE for acceptance of the order ("Confirmation");

8.8      Delivery  Terms.  All  Products  delivered  to  Licensee  shall  be FOB
         (Taipei, Taiwan, ROC) or other place of shipment as specified in writing by Licensee and agreed to by Biowell. Biowell may ship partial orders provided Biowell notifies Licensee and Licensee agrees prior to shipment. Licensee's Purchase Order shall specify the carrier or means of transportation or routing, and Biowell will comply with Licensee's instructions. If Licensee fails to provide shipping instructions, Biowell shall select the best available carrier, on a commercially reasonable basis.

8.9 Change Orders and Rescheduling. Any modification to a Purchase Order shall be made in writing by an authorized representative of Licensee ("Change Order") and sent to Biowell, and such Change Order shall be subject to acceptance in writing by Biowell and shall not be binding until such acceptance.

                     9. Non-competition & Non-solicitation

9.1 During the term of this Agreement, Biowell shall not solicit Customers solely developed by Licensee. Upon any termination of this Agreement, the above restriction shall apply for a period of one year with the exception of customers under contract to receive Product from Biowell. Biowell shall be entitled to a detailed and exhaustive list of all contact information for any and all Customers under contract to receive Biowell Products. This is due to Biowell within five Business Days of the date of termination of this Agreement and will follow provisions as described in section 2 (2.4).

9.2 Customers of the Licensee are the sole property of the licensee and are not under any restraints or conditions implied by Biowell and will not be contacted or solicited by Biowell for a period of one year following any termination or dissolution of this agreement with the exception of 2 (2.4).

9.3 Licensee and Biowell shall not, without the prior written consent from the other party directly or indirectly (including without limitation, through any Affiliate of either party), (i) solicit or request any person who is at the time an employee of or a consultant of the other party to leave the employment of or terminate such person's relationship with that party or (ii) employ, hire, engage or be associated with, or endeavor to entice away from the respected party any such person.

9.4 Licensee or Biowell shall not, directly or indirectly (including without limitation, through any Affiliate of either party) (i) solicit any existing customer of either party or any entity that shall have been a customer of that party at any time within twelve (12) months of terminating this agreement to cease doing business in whole or in part with that party (ii)?intentionally attempt to limit or interfere with any business agreement or relationship existing between either party and/or its Affiliates with any third party; or (iii) disparage the business reputation of the party (or its management team) or take any actions that are harmful to the parties goodwill with its customers, providers, vendors, employees, the media or the public.

                              10. Confidentiality

10.1 Licensee shall not use or divulge or communicate to any person (other than those whose province it is to know the same or as permitted or contemplated by this Agreement or with the written approval of the other party or as may be required by law): (i) any Confidential Information ; or (ii) any of the terms of this Agreement

10.2 Licensee shall prevent the unauthorised publication or disclosure of any such information, materials or documents and ensure that any person, subject to the written approval of Biowell, to whom the information, materials or documents are disclosed is aware that the same is confidential and is covered by a similar duty to maintain confidentiality.

10.3 Licensee shall ensure that its employees are aware of and comply with the confidentiality and non-disclosure provisions contained in this Section and shall indemnify Biowell against any loss or damage which Biowell may sustain or incur as a result of any breach of confidence by Licensee's employees.

10.4 The provisions of this section 10 shall survive the termination of this Agreement with 10 years.

                           11. Reservation of Rights

11.1     Biowell reserves the right at any time:

         (i) to make modifications or additions to the Technology, Product Materials, and Products in respect to any designs as Biowell may in its discretion determine; and such modifications or additions will be automatically granted to the licensee and will be considered an improvement to the licensed product line;

         (ii) to discontinue selling Product Materials and Products if those products or parts therefor are discontinued or replaced except for those Products and Product Materials accepted to be delivered under a confirmed purchase order; and

         (iii) to require Licensee either not to use or to cease to use any advertising or promotional material in respect to the Product Materials and Products which Biowell considers not to be in Biowell's best interests, upon 30 days written notice to licensee.

                             12. Legal Relationship

12.1 Nothing herein shall contain any facts as to suggest that Biowell and Licensee are engaging in a joint venture or partnership. Licensee shall have no authority to bind Biowell in any legal obligation. Licensee shall only contract with customers on its own behalf.

                                13. Termination

         Notwithstanding anything else contained herein, this Agreement may be terminated.

13.1 Biowell may terminate this agreement if the Licensee: (a) sells, assigns, attempts to sell or assign, or ceases to carry on, its main business or the business related to this Agreement unless parties mutually agree otherwise; (b) fails to meet any Minimum Guarantee target (not including the relevant Minimum Guarantee for New Products under Section 1.3, which shall be subject to Section 13.6) during the then current term of the Agreement; or (c) fails to comply with any of its obligations under this Agreement;

13.2 Immediately by Biowell if the control of Licensee has been transferred without the prior written approval of Biowell which approval shall not be unreasonably denied;

13.3 Immediately by either if the other party becomes insolvent or starts negotiations about re-composition with its creditors or a petition in bankruptcy is filed by or against it or it makes an assignment for the benefit of its creditors;

13.4 by either party after having given 60 days notice in writing to the other party if the other party breach any of its material obligations under this Agreement and such breach is not cured within the above-mentioned period;

13.5 Licensee shall not be entitled to any compensation (whether for loss of distribution rights, goodwill or otherwise) as a result of the termination of this Agreement in accordance with its terms.

13.6 Except as otherwise stated herein, in case Biowell has ground(s) to terminate this Agreement because Licensee had failed to meet any Minimum Guarantee target (not including the relevant Minimum Guarantee for New Products under Section 1.3) during the then current term of the Agreement, Biowell (in addition to asserting any legal right and remedy at law or in equity) shall have the right to terminate the Exclusive License granted in this Agreement in which case such Agreement shall remain effective to the extent that Licensee shall remain as a non-exclusive Licensee, with the same shipping terms and conditions and the same price for Products for existing Customers as of the date of termination, but price for the Products may be increased by up to 10% for new Customer orders only. All other terms and conditions shall be subjected to the Parties' agreement. For the avoidance of any doubt, such right to remain as a non-exclusive Licensee shall not be available to Licensee in case Biowell terminates this Agr eement for any other reason specified in this agreement.

13.7. Remedy of Breach and Alternative to Termination: Licensee shall have 60 days to remedy/cure any potential breach or violation of terms in this agreement from the date it receives written notification by courier or US mail. Biowell hereby grants to Licensee a special termination-option to convert its Licensee designation to that of a non-exclusive manufacturer in the event of a non-curable breach. As an alternative to forced termination, Licensee may, at its own discretion, exercise this option prior to the initiation of termination. Licensee shall have this option available, in lieu of termination for any reason and at its sole discretion, to become a non-exclusive manufacturer of Biowell and/or a Licensee for the Products and Technology in the Territory on such terms and conditions to be determined by the parties.


                           14. Effect of Termination

         On the termination of this Agreement:

14.1 All rights and obligations of the parties hereunder shall automatically terminate except for such rights of action as shall have accrued prior to such termination and any obligation which expressly or by implication are intended to come into or continue in force on or after such termination;

14.2 Licensee shall, at its own expense, return to Biowell or otherwise dispose of as Biowell may instruct, all technical and promotional materials and other documents and papers whatsoever sent to Licensee and relating to the Technology, Product Materials and Products or the business of Biowell (other than correspondence between the parties) and all property of Biowell in Licensee's possession or under its control.

                           15. Exclusion of Liability

15.1 Except as set out in this Agreement or to the extent prohibited by law, all conditions, warranties and representations, expressed or implied by
         (i) statute, (ii) civil code or (iii) otherwise, in relation to any Technology, Product Materials and Products, are excluded by Biowell.

15.2 Except as otherwise provided in this Agreement, Biowell shall not be liable to Licensee, whether for negligence, breach of contract, misrepresentation or otherwise, for:

         (a) loss or damage  incurred  by  Licensee  as a result of third  party
         claims  (whether  in  relation  to  Intellectual   Property  Rights  or
         otherwise); or

         (b) indirect or consequential damage suffered by Licensee, including, without limitation, loss of profits, goodwill, business opportunity or anticipated saving.


15.3 Biowell shall not be liable for any loss, damages, expenses or liabilities arising from an infringement or claim of infringement of third party rights in the Intellectual Property Rights subsisting in the Technology, Product Materials and Products howsoever arising in connection with this Agreement.

15.4     Limited Warranty.

         Biowell warrants that all Products and Product Materials sold by Biowell to Licensee under the terms of this Agreement will be materially free from defects in workmanship and materials and substantially conform to the relevant Specifications under normal use and service for a period of [ twelve 12 ] months after delivery to the carrier for shipment to Licensee. Within five Business Days of Licensee's receipt of the relevant Product Materials and Products, Licensee shall notify Biowell if any Product Materials or Products contains a material defect in materials or workmanship, or otherwise fails to materially conform to the Specifications during the warranty period. Biowell shall at its expense correct any such defect by repairing such defective Product Materials and Products or, at
         Biowell's option, by delivering to Licensee an equivalent Product Materials and Products replacing such defective Product Materials and Products. Biowell may inspect and verify such alleged defect in the Territory and Licens ee will not need to ship the alleged defective items to Taiwan. Such remedies for any breach of warranty as listed in this Section 15.4 shall be the sole and exclusive remedies available to Licensee at law or in equity.

15.5 WARRANTY EXCLUSIONS. BIOWELL SHALL NOT BE LIABLE UNDER ANY WARRANTY IF ITS TESTING AND EXAMINATION DISCLOSES THAT THE ALLEGED DEFECT IN THE PRODUCT OR PRODUCT MATERIAL DOES NOT EXIST OR WAS CAUSED BY LICENSEE'S OR ITS END USER'S MISUSE, NEGLECT, IMPROPER INSTALLATION OR TESTING, UNAUTHORIZED ATTEMPTS TO REPAIR, OR BY ACCIDENT, FIRE, LIGHTNING OR OTHER HAZARD.


15.6 Biowell will be liable for the product manufactured by Biowell. Biowell will cause such action to take place as necessary that will grant the representative the rights to handle product liability for clients in the territory. Licensee's customers are not required to go to licensor directly to file a claim against product liability. Licensee will handle the liability on behalf of the licensor. All expenses in this matter shall be paid by licensor or licensor's insure.

15.7 EXCEPT FOR THE EXPRESS WARRANTIES CREATED UNDER THIS AGREEMENT AND EXCEPT AS SET FORTH OTHERWISE IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT OR THE SALE OF PRODUCTS, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING THE POSSIBILITY OF NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

         In no event shall the aggregate liability of Biowell in connection with this Agreement, or any other materials or services provided under this Agreement, whether arising in contract, tort or under any other legal theory (including, without limitation, negligence or strict liability), exceed the total value of the relevant Purchase Order.

15.7 Licensee will not pass through to its retailers or customers or any other third party any warranties made by Biowell hereunder and will expressly indicate to its retailers or customers that they must look solely to Licensee in connection with any problems, warranty claims or other matters concerning the Product.

                        16. Intellectual Property Rights

16.1 All Intellectual Property Rights, including without limitation patents, designs, utility models, copyrights trade or service marks, Know-How, trade secrets and other proprietary information, in or relating to the Technology, Product Materials and Products and any other products and services related thereto are and shall remain the sole and exclusive property of Biowell. Licensee shall have no right to obtain or grant any licenses with respect to the Technology, Products, Product Materials, or any other related products or services or any of the Intellectual Property Rights therein or relating thereto.

16.2 Licensee shall notify Biowell as soon as it receives any knowledge of any illegal or unauthorized use of any of the Technology and Products or any of the Intellectual Property Rights therein or relating thereto and will assist Biowell (at Biowell's expense) in taking all steps necessary to defend Biowell's rights therein.

16.3 Licensee shall not in any way: (a) modify, disassemble, decompile, or reverse engineer the Technology, Product Materials, and Products and any related products supplied hereunder; (b) transfer possession of any

         Technology, Product Materials, and Products and any related products supplied hereunder to another party, except as expressly permitted herein; or (c) use the Technology, Product Materials, and Products and any related products supplied hereunder in any way not expressly provided for this Agreement. There will be no implied licenses.

16.4 Subject to the express prior written approval of Biowell, Licensee may use the trademarks and logos of Biowell for the sole purpose of marketing, reselling and promoting the Products in the Territory under, and during the term of, this Agreement.

16.5 The provisions of this section 16 will survive the termination of this Agreement.

                                  17. General

17.1 Governing Law and Dispute Resolution. This Agreement shall be governed by, construed and take effect in accordance with ROC law without regard to the choice of law principles thereof. Any dispute, controversy, or claims arising out of or relating to this Agreement which cannot be resolved within sixty (60) business days shall be exclusively submitted to final resolution by arbitration pursuant to the Arbitration Law in Hong Kong.

17.2 Counterparts and Facsimile Execution. This Agreement may be executed in any number of counterparts, each of which will be an original but all of which together will form one agreement. Delivery of an executed copy of this Agreement by facsimile transmission will have the same effect as delivery of an original signed counterpart.

17.3 Waiver. The failure of either party hereto to insist upon the strict adherence to any term of this Agreement on any occasion shall not be considered as a waiver of any right hereunder nor shall it deprive that party of the right to insist upon the strict adherence to that term or any other term of this Agreement at some other time.

17.4 Taxes & Fees. Licensee, and not Biowell, will be responsible for all taxes and expenses incurred in Licensee's business, including Licensee's business with Biowell. If Licensee is required by law to make any deduction or withholding from any payment due hereunder to Biowell, then, notwithstanding anything in this agreement to the contrary, the gross amount payable by Licensee to Biowell, will be increased so that, after any such deduction or withholding for taxes, the net amount received by Biowell will not be less than the amount that would have received had such deduction or withholding not been required.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in two copies of which each has received one. Biowell Technology Inc.

Applied DNA Sciences, Inc.



By: /s/ Jun-Jei Sheu                     By: /s/ Larry Lee
----------------------                   -------------------
Name: Jun-Jei Sheu                       Name: Larry Lee
Title: Chairman & CEO                    Title:  President
Date: 24 October 2002                    Date:  07 Oct. 2002

                                   Exhibit 1
                                   ---------

                                   Territory
                                   ---------
Canada
United States of America
European Union countries

Note:

If a company's primary product outlets are in the Licensee's territory and represents more than 50% of its business than the company shall be deemed to be located in that territory regardless of the domicile of the companies parent or corporate office. Licensee shall be responsible to provide Biowell with a written notice of such case within 60 days of initiating this relationship.


                                   Exhibit 2
                                   ---------

                               Minimum Guarantee
                               -----------------

To maintain the Exclusive License granted in this Agreement by Biowell to Licensee, Licensee agrees to meet all of the following Minimum Guarantee targets:

a) During the first anniversary of this Agreement, Biowell must receive at least US$50,000.00 (net of any taxes or fees of any kind) from Purchase Orders placed for Products or Product Materials by Licensee. Alternatively, Licensee may meet this Minimum Guarantee for the first year by paying US$25,000 to Biowell.

b) During the second anniversary of this Agreement. Biowell must receive at least US$300,000.00 (net of any taxes or fees of any kind) from Purchase Orders placed for Products or Product Materials by Licensee. Alternatively, Licensee may meet this Minimum Guarantee for the second year by paying US$100,000 to Biowell.

c) During the third anniversary of this Agreement, Licensee shall increase the Minimum Guarantee amounting to [US$300,000] by at least twenty per cent ("Third Year MG Target").

d) During the fourth anniversary of this Agreement, Licensee shall increase the Third Year MG Target by at least twenty per cent ("Fourth Year MG Target")

e) During the fifth anniversary of this Agreement, Licensee shall increase the Fourth Year MG Target by at least twenty per cent.

f.)In the event that Licensee complies with all of the Minimum Guarantee targets described in Exhibit 2, this Agreement shall be automatically renewed for five calendar years following the Initial Term ("Second Term"). If the Licensee continues to maintain its markets and to abide by the terms and conditions of this agreement then the Licensee will remain at a minimum the non- exclusive Licensee for Biowell 's products and both parties agree to make all reasonable efforts to allow the Licensee to remain as the Exclusive Licensee in its territories .

                                   Exhibit 3
                                   ---------

                                    Products
                                    --------

(1)      BWACI-C001 Covert AC-Ink-I;

(2)      BWACI-I001 Instant AC-Ink-I;

(3)      BWACL-I001 Instant detection DNA Label

(4)      BWACI-K001 Instant Ink Detection Kit

(5)      BWACC-C001-I AC-DNA Chip (128 bites)

(6)      BWACC-C003-I AC-DNA Chip (64k bytes) (7) BWACC-R001-I AC-Chip Reader


                                   Exhibit 4
                                   ---------

                    Price for Products and Product Materials
                    ----------------------------------------

Products
numbers                    Items               Weight  Price (USD)  Authentication
------------- -------------------------------  ------  -----------  -----------------
BWACI-I001    Overt ink - Instant detection     1kg        2500     Instant detection
------------- -------------------------------  ------  -----------  -----------------
BWACI-C001    Covert ink                        10g        1000      Send to the lab
------------- -------------------------------  ------  -----------  -----------------
BWACL-I001    Overt label - Instant detection  Piece       0.155    Instant detection
------------- -------------------------------  ------  -----------  -----------------
BWACI-K001    Instant ink detection kit         Kit        0.125            ---
------------- -------------------------------  ------  -----------  -----------------
BWACC-C001-   AC-DNA Chip (128 bites)           ---        3.00     Instant detection
I
------------- -------------------------------  ------  -----------  -----------------
BWACC-C003-   AC-DNA Chip (64k bytes)           ---        5.00     Instant detection
I
------------- -------------------------------  ------  -----------  -----------------
BWACC-R001-
I              AC-DNA Chip Reader               ---       330.00            ---
------------- -------------------------------  ------  -----------  -----------------

                                   Exhibit 5
                                   ---------

                               Notice Of Exercise
                               ------------------
To:  Company

The undersigned hereby elects to [check applicable subsection]:

________ (a)      Purchase  _________________  shares of Company  Common  Shares pursuant to the terms of the  Agreement  executed  between the parties  on  [*],  2002  ("Agreement"),  and  payment  of  the
                  Exercise   Price  per  share  required  under  such  Agreement
                  accompanies this notice; OR


________ (b) Exercise its option for [all of the shares] [________ of the shares] [cross out inapplicable phrase] purchasable under the Option pursuant to the Agreement.

The undersigned hereby represents and warrants that the undersigned is acquiring such shares for its own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof.

Name in which shares should be registered:______________________

HOLDER:

By:______________________________________
Name:____________________________________
Date:_______________

                                   Exhibit 6
                                   ---------

                                   Covenants
                                   ---------

(a) The board of directors of the relevant Company shall duly adopt as soon as practicable after receipt of the Exercise Notice, resolutions (i) setting forth amendments (the "Amendments") to the certificate of incorporation of the relevant Company to authorize an increase in the authorized number of shares of common stock of the relevant Company equivalent to the Licensee Option Shares or Biowell Option Shares, as the case may be, (ii) declare the advisability of such proposed Amendments, and (iii) direct that the proposed Amendments be submitted to the stockholder(s) of the Company for approval at a special meeting of stockholders of the Company called for such purpose.

(b) the Company shall obtain the approval of the stockholders of the Company with respect to the terms of this Agreement;

(c)      the Company  shall  cause its the  stockholders  to adopt the  proposed
         Amendments;

(d) Company shall prepare, execute, acknowledge, file and record a certificate amending the certificate of incorporation of the Company in conformity with the proposed Amendments, and cause such certificate to become effective, in accordance with the applicable corporations law;

(e) the board of directors of the Company shall reserve a sufficient number of shares of common stock of the Company for issuance upon conversion of the relevant option;

(f) the Company shall secure and obtain from its creditors and related third parties any and all consents permitting Company to perform all of its obligations under this Agreement, including, without limitation the issuance of the common stock of the Company to Holder pursuant to the terms hereof;

(g) as promptly as reasonably practicable, the Company shall instruct its transfer agent to issue and deliver to the Holder at the address of the Holder set forth on the Company's records, without any charge to the Holder, a certificate or certificates (issued in the name of the Holder) for the number of full shares of the Licensee Option Shares or Biowell Option Shares, as the case may be, issuable pursuant to this Agreement; and

(h) Company shall complete the above covenants (a) through (g) as soon as reasonably practicable, and in any event within thirty (30) days of the delivery of the relevant Exercise Notice.

(i) Following the exercise of the relevant option pursuant to Section 4 of the Agreement, above, Holder and Company shall enter into a shareholders' agreement setting forth such materials terms as the holding period of the relevant shares, rights of first refusal, anti-dilution protections, and other shareholder protection terms.

                                   Exhibit 7
                                   ---------

                          Representations & Warranties
                          ----------------------------

(a) Authorization. Licensee or Biowell (as the case may be), individually, has full power and authority to enter into this Agreement, and this Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b) Purchase Entirely for Own Account. The Licensee Option is being issued to Biowell and the Biowell Option is being issued to Licensee in reliance upon the relevant Holder's representation to the relevant Company, which by such Holder's execution of this Agreement such Holder hereby confirms, that the relevant option, and the relevant option shares to be received by such Holder upon exercise of the respective option ("Securities") will be acquired for investment for such Holder's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Holder further represents that such Holder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

(c) Disclosure of Information. Licensee and Biowell individually, further represents to the other respective party that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and the business, properties, prospects and financial condition of the Company.

(d) Investment Experience. Licensee and Biowell, individually, further represents to the other respective party that it is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities.